EXHIBIT 4.1

DESCRIPTION OF SECURITIES

The following description summarizes the material terms of the securities of TTEC Holdings, Inc. (the “Company,” “we,” “us” or “our”) that are registered under Section 12 of the Securities Exchange Act of 1934, as amended. This description does not purport to be complete and is subject to, and qualified in its entirety by reference to, our certificate of formation (the “Certificate of Formation”), our bylaws (the “Bylaws”), and applicable provisions of the Texas Business Organizations Code (the “TBOC”). The Certificate of Formation and Bylaws are each incorporated by reference as an exhibit to the Quarterly Report on Form 10-Q of which this exhibit forms a part.

General

Under our Certificate of Formation, we are authorized to issue:

●	150,000,000 shares of common stock, par value $0.01 per share (“Common Stock”); and
●	10,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”).

Common Stock

Voting Rights

Each holder of Common Stock is entitled to one vote per share on all matters submitted to a vote of shareholders. Except as otherwise required by law or the Certificate of Formation, holders of Common Stock vote as a single class, subject to any voting rights granted to holders of Preferred Stock, including any separate voting rights of one or more series of Preferred Stock as expressly provided in the terms of such series.

A majority of the shares issued and outstanding and entitled to vote, present in person or represented by proxy, constitutes a quorum for the transaction of business at any meeting of shareholders. Where a separate vote by a class or series is required, a majority of the outstanding shares of such class or series, present in person or represented by proxy, constitutes a quorum entitled to act with respect to such matter, except as otherwise provided by law, the Certificate of Formation or the Bylaws.

Except as otherwise required by law, the Certificate of Formation or the Bylaws, the affirmative vote of a majority of the shares issued and outstanding and entitled to vote, present in person or represented by proxy at a meeting and entitled to vote on the subject matter, will be the act of the shareholders, other than in the election of directors. Where a separate vote by a class or series is required, the affirmative vote of a majority of the shares of such class or series present in person or represented by proxy will be the act of such class or series, except as otherwise provided by law, the Certificate of Formation or the Bylaws.

Directors are elected by a plurality of the votes cast by the holders of shares present in person or represented by proxy at a meeting and entitled to vote on the election of directors.

Dividends

Subject to the rights of holders of any series of Preferred Stock, holders of Common Stock are entitled to receive dividends when and as declared by the Company’s board of directors (the “Board”) out of funds legally available therefor.

Liquidation Rights

Upon the liquidation, dissolution or winding up of the Company, and after payment of all liabilities and satisfaction of any preferential rights of holders of Preferred Stock, holders of Common Stock are entitled to receive the remaining assets of the Company on a pro rata basis.

Other Rights

Holders of Common Stock do not have preemptive rights or rights to convert their shares into any other securities, and there are no redemption or sinking fund provisions applicable to the Common Stock.

Preferred Stock

Although no shares of Preferred Stock are currently outstanding, the Certificate of Formation authorizes the Board, without further shareholder approval, to issue one or more series of Preferred Stock and to determine the designations, powers, preferences and rights of each series, including:

●	dividend rights;
●	voting rights;
●	conversion rights;
●	redemption rights; and
●	liquidation preferences.

The issuance of Preferred Stock could have the effect of delaying, deferring or preventing a change in control of the Company.

Certain Provisions of the Certificate of Formation and the Bylaws

Authorized but Unissued Capital Stock

The existence of authorized but unissued shares of Common Stock and Preferred Stock may enable the Board to issue additional shares without shareholder approval for such purposes as public offerings, acquisitions and other transactions. The issuance of additional shares may dilute the voting power of existing shareholders and may have the effect of delaying or preventing a change in control.

No Cumulative Voting

Shareholders do not have cumulative voting rights in the election of directors. As a result, holders of a majority of the outstanding shares of Common Stock entitled to vote in an election of directors can elect all of the directors standing for election.

Board of Directors; Vacancies

The business and affairs of the Company are managed by or under the direction of the Board. Vacancies on the Board may be filled in the manner provided in the Bylaws and the TBOC.

Removal of Directors

Subject to the rights of holders of any series of Preferred Stock, directors may be removed, with or without cause, by the affirmative vote of a majority of the outstanding shares entitled to vote in an election of directors.

Action by Written Consent

Shareholders may act by written consent if holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted.

Special Meetings of Shareholders

Special meetings of shareholders may be called by the Board, the chairperson, the chief executive officer or, to the extent required by the TBOC, the president, or by holders of at least 25% of the outstanding shares entitled to vote.

Advance Notice Requirements

The Bylaws establish advance notice procedures for shareholders to nominate candidates for election as directors or to bring business before shareholder meetings. These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These procedures may also discourage, delay or prevent a change in control or changes in management.

Board Authority to Amend Bylaws

The Certificate of Formation authorizes the Board to adopt, amend or repeal the Bylaws, subject to applicable law and any rights of shareholders to adopt, amend or repeal the Bylaws. This authority may allow the Board to implement changes to the Company’s governance provisions without shareholder approval.

Derivative Proceedings

The Certificate of Formation provides that, during any period in which the Company’s Common Stock is listed on a national securities exchange or the Company has 500 or more shareholders, a shareholder may not institute or maintain a derivative proceeding in the right of the Company unless such shareholder holds at least 3% of the Company’s outstanding shares at the time the proceeding is instituted. These provisions may limit a shareholder’s ability to bring derivative claims on behalf of the Company.

Forum Selection; Waiver of Jury Trial

The Certificate of Formation provides that, unless the Company consents otherwise, the exclusive forum for certain internal corporate claims, including derivative actions and fiduciary duty claims, will be:

●	the Business Court in the Third Business Court Division of the State of Texas; or
●	if such court does not have jurisdiction, the federal district court for the Western District of Texas, Austin Division.

The Certificate of Formation further provides that the federal district courts of the United States will be the exclusive forum for claims arising under the Securities Act of 1933 or the Securities Exchange Act of 1934. These provisions may limit a shareholder’s ability to bring claims in a judicial forum of its choosing.

Furthermore, by purchasing or holding shares of stock in the Company, shareholders are deemed to have irrevocably waived any right to a jury trial for any “internal entity claim” as that term is defined in Section 2.115 of the TBOC and for other actions falling within the scope of the exclusive forum provision, to the fullest extent permitted by applicable law.

Limitations on Liability and Indemnification

The Certificate of Formation provides that, to the fullest extent permitted by the TBOC, directors and officers will not be personally liable for monetary damages for acts or omissions taken in their capacity as directors and officers. The Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by the TBOC and may indemnify its employees and agents to the fullest extent permitted by the TBOC.

Listing

Our Common Stock is listed on The Nasdaq Stock Market under the trading symbol “TTEC.”